Mail Stop 3561

                                                             October 22, 2018


   Jay Stasz
   Chief Financial Officer
   Ollie's Bargain Outlet Holdings, Inc.
   6295 Allentown Boulevard, Suite 1
   Harrisburg, Pennsylvania 17112

           Re:    Ollie's Bargain Outlet Holdings, Inc.
                  Form 10-K for the Fiscal Year Ended February 3, 2018 Filed April 4, 2018
                  File No. 001-37501

   Dear Mr. Stasz:

          We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                             Sincerely,

                                                             /s/ Jennifer
Thompson

                                                             Jennifer Thompson
                                                             Accounting Branch
Chief
                                                             Office of Consumer
Products